UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2014

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 18, 2014, General Mills, Inc. filed a Current Report on Form 8-K announcing several multi-year restructuring initiatives, including Project Catalyst, a restructuring plan designed to increase organizational effectiveness and reduce overhead expense. At that time, we were unable to make a determination of the estimated total costs or range of costs to be incurred in connection with Project Catalyst.

General Mills, Inc. is filing this Form 8-K/A to amend the Form 8-K filed on September 18, 2014 to update the disclosure concerning Project Catalyst. In connection with this initiative, the company expects to eliminate approximately 700 to 800 positions, primarily in the United States. The company will record total restructuring charges of approximately $135 to $160 million pre-tax, primarily reflecting one-time employee termination benefits, of which approximately $110 to $135 million will result in future cash expenditures. These restructuring actions are expected to be completed by the end of fiscal 2015. The company expects that these actions will generate annual cost savings of approximately $125 to $150 million, beginning in fiscal 2016. In fiscal 2015, the company expects that these actions and other efforts to reduce overhead costs will generate approximately $40 million of savings. The estimates included herein are separate from the estimates provided in connection with the Project Century North American supply chain restructuring plans that we previously announced.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

September 30, 2014	By:	Donal L. Mulligan

Name: Donal L. Mulligan
Title: Executive Vice President and Chief Financial Officer